                                                          EXHIBIT 10.52; PAGE 1

                          TECHNOLOGY TRANSFER AGREEMENT

This agreement is effective as of October 25, 1997, by and between ELECTROPURE, INC., a California Corporation, of 23251 Vista Grande, Suite A, Laguna Hills, CA 92653 (hereinafter called "ELECTROPURE") and WYATT TECHNOLOGY CORPORATION, a California Corporation, of 802 East Cota Street, Santa Barbara, CA 93103 (hereinafter called "WYATT").

Witnesseth:

Whereas WYATT has developed various technologies and intellectual properties and their associated patents (see Exhibit "A") and "Know-how" based on proprietary laser light scattering techniques for the purpose of detecting mutagens, carcinogens, and metabolic toxins in waters intended for human ingestion as well as methods and instruments for detecting certain parasites in said water,; and

Whereas ELECTROPURE has long been active in the development of equipment for the production of high quality industrial water and is desirous to expand their current business to provide consumers with safe drinking water sources; and

WHEREAS, WYATT has the right to license said patents; and

Whereas WYATT has offered to grant and ELECTROPURE is desirous of receiving an exclusive fully paid-up technology license to use such patents and intellectual property throughout the world for the commercial development, marketing, use and sale of instrumentation and/or methods for the detection of harmful substances in drinking water; and

Whereas ELECTROPURE has offered to transfer to and WYATT agrees to accept, Two million one hundred thousand shares (2,100,000) of its fully paid and non-assessable restricted ELECTROPURE common stock in consideration for (i) such fully paid-up license to use such patents for the life of such patents and to use such Intellectual Property in perpetuity; (ii) technical training and assistance to be provided by WYATT; and (iii) certain equipment to be transferred by WYATT as is more fully described in Exhibit "C" hereto ; and

Whereas ELECTROPURE has agreed furthermore that the specialized instrumentation required for the commercial exploitation of WYATT's licensed intellectual property shall be manufactured by WYATT for the first three (3) years of this AGREEMENT with a profit margin and corresponding price to be agreed upon between the parties; and

Whereas WYATT is willing to manufacture said instrumentation on an exclusive basis for the benefit of ELECTROPURE and will assist in its modification and development as needed; and

Whereas ELECTROPURE agrees to accept said technology transfer and license and WYATT agrees to the exchange therefor of said referenced ELECTROPURE stock and manufacturing rights;
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                                                          EXHIBIT 10.52; PAGE 2

Now, therefore, the parties hereto hereby agree as follows:


1.      DEFINITIONS

        1.1 "Licensed Patents." WYATT's patents as listed and described in Exhibit "A" attached, as well as any future patents that WYATT shall create or acquire which have use in instrumentation and/or methods for the detection of harmful substances in drinking water.

        1.2 "Intellectual Property." All patents, patent applications, trademarks, copyrights, software, "know-how", proprietary information, and trade secrets owned by WYATT which are licensed or transferred to ELECTROPURE under terms of this Technology Transfer Agreement and are listed explicitly in Exhibit "A".

        1.3 "Drinking water," Water produced by water authorities
(municipalities, water companies, etc.) for delivery to consumers for home and industrial uses including ingestion. Also waters generally referred to as potable

        1.4 "Harmful substances in drinking water." Carcinogens, mutagens, metabolic poisons, parasites, bacteria, asbestos and other particulates capable of producing harm to humans following ingestion.

        1.5 "Drinking water quality monitoring products." Instruments and associated software used to detect and respond to the presence of harmful substances in drinking water.

        1.6 "Licensed Products." That instrumentation, software and/or methods especially made, used, or sold by ELECTROPURE to End Users or Resellers, for use in a manner covered by a Licensed Patent of Exhibit "A" or resulting from ELECTROPURE's use of the other Intellectual Property listed in Exhibit "A", or incorporating products such as Optical Product(s), as defined in Exhibit "B", sold by WYATT to ELECTROPURE and covered by WYATT patents not listed in Exhibit "A."

        1.7 "Resellers." Distributors, wholesalers, and retailers of water quality monitoring products.

        1.8 "End-Users." Customers who acquire ELECTROPURE Licensed Product(s) for their internal use and not for redistribution, remarketing, time-sharing, or service bureau use.

        1.9 "Field of Use." Water districts, water companies, municipalities and other suppliers of drinking water.

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                                                          EXHIBIT 10.52; PAGE 3

        1.10 "End-User License Terms." Terms and conditions described in the attached End-User License Terms Exhibit to be incorporated into an End-User license agreement by ELECTROPURE for use in the distribution of ELECTROPURE Licensed Product(s).

        1.11 "Proprietary Rights." Any and all rights in and with respect to patents, copyrights, confidential Information, know-how, trade secrets, moral rights, contract or licensing rights, confidential and proprietary information protected under contract or otherwise under law, and other similar rights or interests in intellectual or industrial property.

        1.12 "Indemnify." To fully defend and indemnify the designated party to be indemnified, its officers, directors, employees, agents and other representatives, and to pay any and all liabilities, losses and damages (including awards of court costs and attorneys' fees) resulting from the subject claim.

        1.13 "Confidential Information." Information (i) relating to the architecture, design, and methodology embodied in the Intellectual Property of Exhibit "A"; (ii) embodied herein regarding the terms and conditions of this Agreement; and (iii) disclosed by one party to the other regarding past, present, or future marketing and business plans, customer lists, and lists of prospective customers.

        1.13.1 "Confidential Information" includes all tangible materials which contain the information described above, including without limitation, written or printed documents and electronic media.

        1.13.2 "Confidential Information" does not include (i) information which is or becomes generally known or available through no act or failure to act by the receiving party; (ii) is already known by the receiving party as evidenced by its written records, (iii) is rightfully furnished to the receiving party by a third party without restriction or disclosure; or (iv) is independently developed by the receiving party without reference to Confidential Information.

        1.14 "Technical Support Terms." Those terms and conditions set forth in the attached Technical Support Terms Exhibit, and by reference incorporated herein.

        1.15   "Territory."  The World.

        1.16 "Effective Date." The date on which this Agreement is signed by both parties.

        1.17 "Complete System." The complete drinking water monitoring system provided (whether by sale, lease, rent, etc.) by ELECTROPURE to End-users and/or Resellers which incorporates or includes the INTELLECTUAL PROPERTY of Exhibit "A" or LICENSED PRODUCT(S).

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                                                          EXHIBIT 10.52; PAGE 4


2.      LICENSE AND RESTRICTIONS

        2.1 Grant of License and transfer of technology. Subject to the limitations and restrictions provided in this Section 2 and to the other terms and conditions of this Agreement, WYATT hereby grants, and ELECTROPURE hereby accepts, the exclusive right and license:

        2.1.1 Use License - to practice, use, sell, lease, rent and operate Products based on WYATT's INTELLECTUAL PROPERTY listed in Exhibit "A" which are necessary in instrumentation and/or methods for the detection of harmful substances in drinking water.

        2.1.2 Restricted Manufacturing License - WYATT has NOT granted to ELECTROPURE the right to make, and have made the Optical Product(s) as defined in Exhibit "B." All Licensed Products shall be manufactured by WYATT for a period of three years pursuant to the terms of Exhibit "D." However, after that period, WYATT shall retain the exclusive right ONLY to manufacture the Optical Product(s) component of the instrumentation. For all components other than the read head ELECTROPURE may after said three year period do its own manufacturing, invite others to compete against WYATT or continue dealing with WYATT for such products. The read head Supply and Delivery Agreement is contained in Exhibit "B."

        2.1.3 Distribution License - to market, distribute, and display the Licensed Products only within the limits of the Field of Use, and to End-Users and Resellers through any channel of distribution and only for use and distribution within the Territory.

        2.1.4 End-User Sublicenses - to grant sublicenses for licensed Product(s) to End-Users only in conformity with the Sublicense Terms, and only in the form of ELECTROPURE's license agreement which permits the End-User to view and indicate agreement with the license terms prior to paying for the license.

        2.1.5 Reseller Sublicenses - to grant sublicenses to Resellers only for redistribution of licensed Product(s), only in conformity with the Sublicense Terms, only in written form and signed by the Reseller, and only on a standalone basis and not as bundled with third-party products.

        2.2 Irrevocable Agreement. This AGREEMENT is irrevocable, and WYATT may not terminate this AGREEMENT by reason of ELECTROPURE's material breach; provided, however, that in no event shall this provision be construed to nullify any other remedy for a material breach by ELECTROPURE which is expressly provided herein or otherwise available at law or in equity.

        2.3 Exclusive License. The license granted herein is exclusive in that WYATT represents that WYATT has not granted, nor will it during the term hereof, grant to another person, firm, entity, governmental agency or Reseller a license that is in conflict with the technology transfer and licenses granted to ELECTROPURE above, except for the limited licenses granted as stated to the U.
S. Government in the original Letters Patents. WYATT

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                                                          EXHIBIT 10.52; PAGE 5

reserves the right to license its patents and Intellectual property as listed in Exhibit "A" in other areas which are not in conflict with the licenses granted to ELECTROPURE above for drinking water quality monitoring products.

        2.4 No Restriction on Competing Products. This Agreement does not restrict ELECTROPURE from marketing or distributing products that are competitive with the Licensed Product(s).

        2.5 Trademark Rights. No license is given nor intended for any tradename, trademark, or service mark proprietary to WYATT unless listed in Exhibit "A"; provided, however, that ELECTROPURE may reproduce WYATT trademark(s) on its Licensed Product(s). ELECTROPURE shall not otherwise use such trademarks for any purpose without the prior written approval of WYATT.

        2.6 Export. Licensed Product(s), including associated technical data, are subject to United States export control laws, and may be subject to export or import regulation in other countries. If ELECTROPURE is authorized to distribute Licensed Product(s) outside the United States at any time during the term hereof, ELECTROPURE agrees to comply strictly with all such regulations, and acknowledges that it has the responsibility to obtain such licenses to export, re-export, or import Licensed Product(s). ELECTROPURE shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all governmental approvals, consents, licenses, authorizations, declarations, filings and registrations as may be necessary or advisable for the performance of the terms and conditions of this Agreement, including without limitation, fair trade approvals.

        2.7 Retained Rights. All rights that are not expressly granted to ELECTROPURE herein are retained by WYATT.

3.      WYATT's SUPPORT RESPONSIBILITIES

        3.1 Duties of WYATT. WYATT shall at its expense unless otherwise provided:

        3.1.1 Manufacture Optical Products for shipment to ELECTROPURE on the basis of the Supply and Delivery Agreement of Exhibit "B." Manufacture all Licensed Products for three (3) years as herein provided.

        3.1.2 Ship Optical Products to ELECTROPURE as required under Section 5 hereof.

        3.1.3 Provide to ELECTROPURE three (3) days (consisting of 8 hours each) of training at WYATT's facility regarding the use and operation of the Licensed Products and Optical Products as required, all travel and lodging expenses to be the sole responsibility of ELECTROPURE; additional training, if requested by ELECTROPURE, will be provided at WYATT's then-current rates for consulting services.

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                                                          EXHIBIT 10.52; PAGE 6

        3.1.4 WYATT shall at its expense provide up to 500 man hours per year of technical support to ELECTROPURE as requested by ELECTROPURE for the enhancement of the Licensed Products and Optical Products and expansion of ELECTROPURE's marketing programs. WYATT will provide ELECTROPURE access to WYATT's technical consultants, as needed, under the same terms and conditions as such consultants are paid by WYATT for comparable consultations. WYATT will provide also some of its staff, if available and if requested by ELECTROPURE, on the same contract basis as it charges its other customers for similar services.

4.      ELECTROPURE's OBLIGATIONS TO TRANSFER ITS COMMON STOCK

        4.1 Subject to and guided by Federal and California laws relating to the issuance of securities, ELECTROPURE represents that it has the right and authority to issue 2,100,000 shares of its restricted Common Stock to WYATT subject to the terms of this AGREEMENT and subject to the terms of the Non-Distribution and Registration Rights Agreement attached hereto and made a part hereto as Exhibit "E". ELECTROPURE expressly warrants that at the Effective Date of this Agreement, ELECTROPURE has outstanding approximately 83,983 and 5,417,098 shares of its Class A and Class B Common Stock, respectively, and options to purchase approximately 1,056,264 shares of common stock at prices ranging from $0.10 to $16.25 per share, all such warrants expiring through August 2007.

        4.2 ELECTROPURE represents that it will transfer said shares as soon as possible at the completion of this AGREEMENT, but in no case later than 5 days after the Closing Date thereof. The maximum fair market value at the closing will be a bid price of $1 per share or less. For purposes of this Agreement, "Fair Market Value" shall be defined as the closing or last reported bid of ELECTROPURE's common stock as reported by the Electronic Bulletin Board or National Quotation Bureau, Inc. on the EFFECTIVE DATE of this AGREEMENT.

        4.3. ELECTROPURE represents that it currently intends to (i) issue an option to purchase 300,000 shares of its Common Stock in conjunction with the proposed employment of Gregory Quist; (ii) establish an Employee Stock Option Program (to be administered by its Board of Directors or a committee appointed by said Board) to provide for the grant of incentive stock options and non-qualified stock options to officers, Directors, and key employees of ELECTROPURE ; (iii) issue to each Director of ELECTROPURE, on an annual basis, an option to purchase up to 10,000 shares of common stock in consideration for such Director's service to the Board; and (iv) issue in conjunction with employment agreements to be negotiated with Catherine Patterson and Ronald J. O'Hare, a number of options (to be determined) to purchase common stock. ELECTROPURE further represents that it does not have any plans or proposals which would result in significant issuances to officers, Directors, or key employees of shares or options to purchase shares of common stock which issuances would or could have a materially adverse dilution effect on the common stock holdings of WYATT. The parties hereto agree that any such issuances must be approved by WYATT, which approval will not be unreasonably withheld.

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                                                          EXHIBIT 10.52; PAGE 7

5.      ELECTROPURE's MARKETING AND SUPPORT RESPONSIBILITIES

        5.1 Duties of ELECTROPURE. Upon a positive confirmation of the feasibility of Phase I, as described in Exhibit "C" hereto, ELECTROPURE shall at its expense unless otherwise provided:

        5.1.1 Produce trade dress, End-User documentation, and packaging as required for Licensed Products.

        5.1.2 Design and print product advertising and collateral materials for the COMPLETE SYSTEM(S).

        5.1.3 Develop, implement, and maintain a marketing and merchandising strategy which incorporates commercially effective technology and marketing techniques.

        5.1.4 Provide suitable press releases and public relations efforts for the promotion of the Licensed Products.

        5.1.5 Promote, market, and distribute the Licensed Product(s) through sales personnel with face-to-face contact with End-Users and/or through Resellers.

        5.1.6 Comply with all limitations and restrictions on marketing and distribution provided in Section 2.

        5.1.7 Maintain sufficient inventory levels of Licensed Product(s) to satisfy reasonably anticipated demand.

        5.2 Standard of Performance. ELECTROPURE shall use its best efforts to perform the marketing and support responsibilities described above.


6.      FUNDING THE TRANSFERRED TECHNOLOGY

        6.1 ELECTROPURE agrees to obtain the necessary funds required to develop the Licensed Product(s) and appurtenant licensed patents into a viable business. To this effect, ELECTROPURE will fund immediately at the effective date of this agreement a PHASE 1 (including Phase 1a and Phase 1b) program of five (5) months' duration as described in detail in Exhibit "C." The amount of funds required for this project is approximately $100,000.

        6.2 Upon the successful completion of Phase 1, ELECTROPURE represents that it will keep said project staff funded at this same rate until funds have been raised to initiate Phase 2. Details of ELECTROPURE and WYATT activities during this interim period are detailed in Exhibit "D."

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                                                          EXHIBIT 10.52; PAGE 8

        6.3 In order for the rights licensed hereby to be commercialized, the parties have agreed that substantial funds may be required to be raised through private or public offerings of ELECTROPURE securities, corporate borrowing, or a combination of both. Once these funds are available, Phase 2 (see Exhibit "D") of the program will begin. ELECTROPURE represents that it will use its best efforts to procure sufficient funds (estimated to be from $10 to $15 million) in a timely manner so that the water quality monitoring activity may become a viable business.

        6.3.1 WYATT agrees to assist ELECTROPURE in the presentations necessary to raise such funds at WYATT's expense. WYATT will make available on a reasonable basis its staff, including its CEO, for such presentations so long as they do not interfere with WYATT's normal business activities.


7.      PRODUCT ORDERS, PAYMENT, AND SHIPMENT

        7.1 Purchase Orders. ELECTROPURE shall submit written purchase orders for Licensed Products, and acceptance will only be effective upon issuance of WYATT's invoice.

        7.2 This Agreement Controls. Notwithstanding the content of ELECTROPURE's purchase order, this Agreement shall take precedence over such purchase order, and any conflicting, inconsistent, or additional terms of ELECTROPURE's purchase order shall be null and void.

        7.3    Price and Payment.

               7.3.1 Price; Resale Prices. ELECTROPURE shall pay the price per unit for the Licensed Products manufactured by WYATT as indicated in Exhibit "B". Any suggested selling strategies suggested by WYATT from time-to-time are not binding on ELECTROPURE, and ELECTROPURE is free to determine its own selling strategies.

               7.3.2 Payment Terms. Payment terms are in full 45 days after receipt of units of Licensed Products. WYATT reserves the right in its reasonable commercial judgment to place ELECTROPURE on credit hold, in which event WYATT will promptly inform ELECTROPURE, and WYATT may suspend ELECTROPURE orders.

               7.3.3 Taxes and Duties. The prices stated are exclusive of sales or use taxes, ad valorem taxes, duties, licenses, or levies imposed on the production, storage, sale, transportation or use of the Licensed Product. ELECTROPURE shall pay all such charges either as levied by taxing authorities or as invoiced by WYATT, or, in lieu thereof, ELECTROPURE shall provide an exemption certificate acceptable to the relevant taxing authorities.

        7.4    Shipment.

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                                                          EXHIBIT 10.52; PAGE 9

               7.4.1 Ship Dates. WYATT shall use reasonable efforts to meet ship dates requested by ELECTROPURE, but in no event shall WYATT be liable for failure to do so. In the event existing priorities and schedules prevent strict compliance with requested delivery dates, purchase orders will be entered as close as practicable to the requested date, and ELECTROPURE will be advised of the actual shipping schedule.

               7.4.2 Shipment Terms. Prices are F.O.B. WYATT's shipping location (either WYATT's address or third party fulfillment contractors), freight collect, unless specified otherwise by WYATT. Title to and risk of loss for Licensed Products shall pass to ELECTROPURE upon delivery to the carrier for shipment to ELECTROPURE.

               7.4.3 Inspection. ELECTROPURE shall inspect all Licensed Product(s) upon arrival at destination and shall within twenty (20) days of arrival, give written notice to WYATT of any claim for damage or shortages. Should ELECTROPURE fail to give such notice, or fail to obtain an extension from WYATT, the Licensed Products shall be deemed to be accepted.

8.      WARRANTIES

        8.1 Technical Support. The parties have determined that it is in the best interest of the parties that WYATT disclaim any and all performance warranties regarding the Licensed Product, and provide in lieu thereof, technical support services under the Technical Support Terms. Accordingly, the disclaimer of performance warranties provided below does not nullify WYATT's obligations to provide technical support under the Technical Support Terms.

        8.2 Disclaimer of Performance Warranty. THE LICENSED PRODUCT AND DOCUMENTATION ARE PROVIDED "AS-IS". WYATT does not warrant, guarantee or make any representation regarding the use or the results of the use of the Licensed Product or Documentation in terms of correctness, accuracy, reliability, currentness or otherwise. ELECTROPURE assumes the entire risk as to the performance and results of the Licensed Product and Documentation.

               8.2.1 WYATT HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW.

               8.2.2 ELECTROPURE EXPRESSLY ACKNOWLEDGES THAT NO REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT HAVE BEEN MADE RESPECTING THE GOODS OR SERVICES TO BE PROVIDED HEREUNDER, AND THAT ELECTROPURE HAS NOT RELIED ON ANY REPRESENTATION NOT EXPRESSLY SET OUT HEREIN.

        8.3 ELECTROPURE's Performance Warranty. ELECTROPURE is free to make any performance warranty regarding the Licensed Product in ELECTROPURE's name only. ELECTROPURE shall not make any representation or warranty that binds WYATT.

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                                                         EXHIBIT 10.52; PAGE 10

        8.4 WARRANTIES. Subject to The OEM Supply Terms and Conditions Agreement of Exhibit "B" incorporated herein by reference, the parties represent the following.

               8.4.1 Right to Contract and License. WYATT has the authority to enter into this Agreement and the right to grant the rights and licenses granted to ELECTROPURE herein without breach of obligation to any third party; and the performance of this Agreement will not breach any obligation to any third party.

               8.4.2 No Encumbrances. WYATT hereby represents and warrants that the Licensed Product as of the Effective Date and throughout the term hereof will not be pledged, covered, collaterally assigned as security, or otherwise affected in any way by any bank loan, equipment financing, lending, or security arrangement, or other such arrangement which is entered into by or binding upon WYATT in any way.


9.      INDEMNIFICATION

        9.1 ELECTROPURE's Indemnity For Product Liability and Licensed Product Warranties. Subject to the terms and conditions provided herein regarding all Indemnities, ELECTROPURE shall Indemnify WYATT from and against any product liability or warranty claim regarding the Licensed Product when incorporated by ELECTROPURE as components of any larger system or product. To this effect, ELECTROPURE agrees to provide product liability insurance and name WYATT explicitly as a coinsured.

        9.2 Rights Indemnities. Subject to the terms and conditions provided herein regarding all Indemnities, WYATT shall Indemnify ELECTROPURE against any breach by WYATT of any of the rights warranties stated above.

        9.3 Infringement Indemnity of ELECTROPURE. Subject to the terms and conditions hereof, ELECTROPURE shall Indemnify WYATT against any claim that any material which ELECTROPURE combines with the Licensed Product created by ELECTROPURE infringes any Proprietary Right of a third party.

        9.4 Infringement Indemnity of WYATT. Subject to the terms and conditions hereof, WYATT shall Indemnify ELECTROPURE against any claim that the Licensed Product used by ELECTROPURE within the scope of this Agreement infringes any Proprietary Right of a third party.

        9.5 Infringement Indemnity Terms and Conditions. The infringement Indemnities shall not apply to the extent that any third party's infringement claim is based upon modifications, enhancements and other revisions to the material which have been made by Indemnified party or by parties operating under license from or authorization by the Indemnified party. In the event of any ruling of infringement by a court of competent jurisdiction, or if the Indemnifying party

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                                                         EXHIBIT 10.52; PAGE 11

reasonably believes such a ruling is likely, the Indemnifying party shall, at its expense and after notice to and consultation with the Indemnified party, at the Indemnifying party's option either:

               9.5.1 modify the subject infringing material so as not to infringe, or replace such infringing material with a material that does not infringe; provided, however, that any modified or replacement material provided by WYATT shall have the same functionality, operating characteristics, compatibility and interoperability as the infringing material being modified or replaced; or

               9.5.2 if ELECTROPURE is the Indemnified party, WYATT shall obtain a license for ELECTROPURE to continue using the subject material, free of any future liability from the claiming party.

        9.6 Conditions to All Indemnities. All Indemnities are subject to the following conditions:

               9.6.1 The Indemnified party notifies the Indemnifying party in writing within thirty (30) days of being apprised of the claim.

               9.6.2 The Indemnifying party has sole control of the defense and all related settlement negotiations, subject to the right of Indemnified party to participate in and monitor such defense, at its own cost and option and through its own counsel, for the purpose of consulting with the Indemnifying party's counsel.

               9.6.3 The Indemnified party provides the Indemnifying party with the assistance, information, and authority necessary to perform as required above, provided that reasonable costs and expenses incurred by the Indemnified party in providing such assistance and information will be reimbursed by the Indemnifying party.

10.     INFRINGEMENT BY THIRD PARTIES OF LICENSED PATENTS

        10.1 Notice of Infringement. Each party hereto agrees to notify promptly the other of any alleged, or notice of infringement of Licensed Patents as well as alleged or notice of infringement by ELECTROPURE's Licensed Product(s) or tests hereunder of a third party's patent.

         10.2  Third Party Infringement

               10.2.1 WYATT's right to file suit. If any of WYATT's patents licensed to ELECTROPURE are infringed by a third party, WYATT may elect to file suit at its own expense and retain all proceeds arising from a judgment or settlement.

               10.2.2 ELECTROPURE's right to file suit. If WYATT fails to file suit against a Third Party infringer of a Licensed U. S. Patent within six (6) months after receipt by WYATT of notification by ELECTROPURE and confirmed by WYATT, ELECTROPURE shall have the

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                                                         EXHIBIT 10.52; PAGE 12

right to sue an infringer of any patent or patent applications licensed thereunder, at its own expense, in the name of WYATT, if necessary, and WYATT agrees to join in such suit at ELECTROPURE's expense and to execute any necessary papers for such suit. In this event, ELECTROPURE shall retain all proceeds arising from a judgment or settlement


11.     LIMITATION OF LIABILITY

        11.1 WYATT's Limitation of Actual Damages. Except for rights and infringement Indemnities, WYATT's liability to ELECTROPURE for actual damages from any cause whatsoever, and regardless of the form of the action, whether in contract, tort (including negligence), product liability or otherwise, will be limited to the amounts paid to WYATT hereunder for LICENSED PRODUCT(S).

        11.2 Disclaimer. NEITHER PARTY WILL BE LIABLE TO THE OTHER IN ANY EVENT FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING ANY DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION), EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW..

12.     PROPRIETARY RIGHTS

        12.1 Title to Licensed Patents and/or Intellectual Property. Under this Agreement, ELECTROPURE acquires only a license for the Licensed Patents and the other Intellectual Property and does not acquire any rights of ownership of any Proprietary Rights embodied therein. All right, title and interest in and to the proprietary rights embodied in the Licensed Patents and Intellectual Property shall at all times remain the property of WYATT or its licensors.

        12.2 Confidential Information. Each party acknowledges that the other party may disclose its Confidential Information to the other in the performance of this Agreement. Each party further acknowledges the other party's assertion that the other party's Confidential Information is deemed to include valuable trade secrets and confidential business information proprietary to the other party and/or third parties. Accordingly, each party shall (i) take reasonable steps to keep the Confidential Information disclosed by the other party confidential, and (ii) use and disclose such Confidential Information only with the receiving party's employees and contractors who have a need to know and only for the purposes of fulfilling this Agreement, or for purposes of disclosure to affiliated companies and professional advisors for the purpose of disclosing the party's internal business.

        12.3 Confidentiality of Licensed Product(s). Specifically regarding the Licensed Product(s), ELECTROPURE acknowledges WYATT's claim that the Licensed Product(s) embodies valuable trade secrets proprietary to WYATT. Accordingly, ELECTROPURE shall take reasonable measures to protect the Licensed Product(s) from unauthorized access,

                                  CONFIDENTIAL

                                                         EXHIBIT 10.52; PAGE 13

disclosure, and use, including without limitation, the placement of any Proprietary Rights notice on the Licensed Product(s) that is reasonably requested by WYATT. ELECTROPURE shall not:

               12.3.1 Distribute, transfer, loan, rent, or provide access to the Licensed Product(s), except as provided herein.

               12.3.2 Remove or add any Proprietary Rights notice associated with the Licensed Product(s) without the express written permission of WYATT.

               12.3.3 Issue any sub-license without obtaining the agreement of the sub-licensee to be bound by the foregoing.

        12.4 Injunctive Relief. The parties hereby agree that any breach of this Section regarding Proprietary Rights would constitute irreparable harm, and that the aggrieved party shall be entitled to specific performance and/or injunctive relief in addition to other remedies at law or in equity.

13.     TERM AND TERMINATION

        13.1 Term of Agreement. The term of this Agreement shall commence as of the Effective Date hereof and shall continue to a mutually agreed upon termination date.

        13.2 Treatment of License in Bankruptcy. In the event of WYATT's bankruptcy under The Intellectual Property Bankruptcy Protection Act, codified as subsection (n) of Section 365 of the United States Bankruptcy Act, as such act is set forth in Title 11, United States Code, as amended from time to time ("Bankruptcy Act"), and an attendant rejection of this Agreement or any license granted herein pursuant to Section 365 thereof, the parties intend that the provisions of the Bankruptcy Act shall apply.

               13.2.1 The parties acknowledge that all Licensed Product(s) delivered to ELECTROPURE by WYATT under this Agreement shall be deemed to be embodiments of intellectual property, and as such, ELECTROPURE shall be entitled to retain possession of same.

               13.2.2 Pursuant to subsection (1)(B) of the Bankruptcy Act, ELECTROPURE hereby elects to retain all of its rights under this Agreement.

14.      CHOICE OF LAW AND VENUE

        14.1 This AGREEMENT shall be governed by and construed under the Laws of the State of California in force from time to time. Any proceeding arising out of this AGREEMENT shall be brought in Los Angeles, California.


15.     GENERAL PROVISIONS

                                  CONFIDENTIAL

                                                         EXHIBIT 10.52; PAGE 14

        15.1 Notices. All notices shall be given in writing and shall be effective when either (i) served by personal delivery, (ii) upon receipt of mail sent as certified mail, return receipt requested, or (iii) upon receipt of facsimile transmission if verified by a written or electronic record of the transmission, provided that any such communication is addressed to the parties at their respective addresses and/or facsimile numbers set forth below, or to such other address or numbers as either party may later specify by written notice or provide as part of the performance of this Agreement.

        If to WYATT:

               Wyatt Technology Corporation
               802 E. Cota Street
               Santa Barbara, CA  93103

               Contact:  Philip J. Wyatt
               Telephone: (805) 963 - 5904
               Facsimile: (805) 965 - 4898

        If to ELECTROPURE:

               Electropure, Inc.
               23251 Vista Grande, Suite A
               Laguna Hills, CA 92653

               Contact: Floyd Panning
               Telephone: (714) 770 9347
               Facsimile: (714) 770 9209

        15.2 Merger; Amendment. This Agreement shall not be considered an offer by either party, and it shall not be effective until signed by both parties. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement and merges all prior communications, understandings, and agreements. This Agreement may be modified only by a written agreement signed by the parties.

        15.3 Independent Contractors. The relationship of the parties is that of independent contractor, and nothing herein shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the parties. ELECTROPURE shall have no authority to enter into agreements of any kind on behalf of WYATT and shall not have the power or authority to bind or obligate WYATT in any manner to any third party.

        15.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Parties' expectations regarding this

                                  CONFIDENTIAL

                                                         EXHIBIT 10.52; PAGE 15

Agreement. Otherwise, the Parties hereto agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

               15.4.1 Amendments. The Parties hereby agree, that some of the provisions of this AGREEMENT may need clarification and/or amendment in the future and that said amendments will be made expeditiously and approved with the written agreement of both Parties and without unreasonable delay.

        15.5 No Implied Waivers. The failure of either party to enforce at any time any of the provisions hereof shall not be a waiver of such provision, or any other provision, or of the right of such party thereafter to enforce any provision hereof.

        15.6 Governing Law. This Agreement shall be construed under the laws of the State of California, without regard to its principles of conflicts of law.

        15.7 Force Majeure. Neither party shall be liable for damages for any delay or failure of delivery arising out of causes beyond their reasonable control and without their fault or negligence, including, but not limited to, Acts of God, acts of civil or military authority, fires, riots, wars, or embargoes.

        15.8 Multiple Counterparts. This AGREEMENT may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        15.9 Assignment. The rights and obligations of the Parties under this AGREEMENT shall not be assignable or otherwise transferable without the prior written consent of the other. Neither Party shall be entitled to transfer this AGREEMENT without the prior written consent of the other, provided that nothing herein shall preclude ELECTROPURE from sub-licensing the Licensed Products to End-Users and/or Resellers as and to the extent herein elsewhere provided and ELECTROPURE shall be entitled to sub-license the Licensed Product(s), to its wholly-owned subsidiary, if any, and to assign this AGREEMENT to any such wholly-owned subsidiary (in which case such assignee of ELECTROPURE shall have and may exercise all of the rights, and shall assume all of the obligations, of ELECTROPURE under this AGREEMENT). Subject thereto, this AGREEMENT shall inure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns. No such assignment shall relieve ELECTROPURE from its obligations hereunder.


        15.10 Attached Exhibit(s). This Agreement includes the attached exhibit(s) listed below, which are hereby incorporated in this Agreement by reference.

        Exhibit"A": WYATT patents licensed to ELECTROPURE for the monitoring and screening of drinking water only.

                                  CONFIDENTIAL

                                                         EXHIBIT 10.52; PAGE 16

        Exhibit "B":  Supply and Delivery Agreement

        Exhibit "C": Phase 1 program.

        Exhibit "D": Phase 2 program.

        Exhibit "E": Non-distribution and Registration Rights Agreement.




IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed below.


By: /S/ PHILIP J. WYATT  Date: 10/25/97   By: /S/ FLOYD PANNING   Date: 10/25/97
   --------------------                       -----------------


Wyatt Technology Corporation              Electropure, Inc.

802 E. Cota Street                         23251 Vista Grande, Suite A
Santa Barbara, CA  93103                   Laguna Hills, CA 92653

                                  CONFIDENTIAL

                                                         EXHIBIT 10.52; PAGE 17






                                   EXHIBIT "A"


    WYATT INTELLECTUAL PROPERTY RELATING TO THE DETECTION OF PARASITES AND/OR
                           TOXICANTS IN DRINKING WATER

                                     PATENTS

                    NAME                   PATENT NUMBER         COUNTRY       ISSUE DATE
                                                                               (MO/DY/YR)
 Method for determining the properties of    4,490,042            USA              12/25/84
 wine

 Method and Apparatus for characterizing     4,541,719            USA              9/17/85
 Microparticles and Measuring their
 Response to Their Environment

 Process and Apparatus for Identifying or    4,548,500            USA              10/22/85
 Characterizing Small Particles

 Method and Apparatus for Measuring the      4,693,602            USA              9/15/87
 Light Scattering Properties of Small
 Particles

 Process for Characterizing Suspensions of   4,710,025            USA              12/01/87
 small particles

 Process and Apparatus for Identifying or    0098095              UK               1/7/88
 Characterizing Small Particles              p3375209.5           Germany          1/7/88
                                                                  France           1/7/88

 Methods and Apparatus for Characterizing    0102726              France           6/8/88
 Microparticles and Measuring their                               UK               6/8/88
 Response to their Environment               83304206.2           Germany          6/8/88


                                    SOFTWARE

The program "GRABEM", related software and operating instructions therefore, and Company notebooks (if still in existence) describing same and results therefrom. All WYATT software used in conjunction with single particle light scattering data collection instrumentation.

                                                         EXHIBIT 10.52; PAGE 18

                           KNOW-HOW AND TRADE SECRETS

WYATT technical staff and consultants who have had personal knowledge and/or involvement in the various projects concerned with the detection of toxicants in drinking water will be made available subject to the terms and conditions of the Technology Transfer Agreement hereof.

Access to restricted Government reports generated by WYATT concerning the detection of toxicants in drinking water will be available as required for the projects. These reports were disseminated by the Government on a restricted basis as a condition of the Small Business Innovative Research ("SBIR") contract grants. The restrictions were to allow the contractor (in this case WYATT) to commercialize the program to the exclusion of competitors. These restrictions were removed earlier this year. However, all laboratory notebooks still remain the undisseminated property of WYATT.

Access to the experimental results of a three year WYATT program for the Office of Naval Research will be available as needed. This program was concerned with the development for the rapid identification of phytoplankton and plays a major role for the proposed identification of waterborne parasites. Laboratory books, circuitry, computer analyses (as they remain in storage) are included in this "know-how."

Other areas of know-how include availability of WYATT staff and consultants for their collective resources, as required.

From time-to-time, WYATT will file new patent applications that may be relevant to the drinking water quality programs under development at ELECTROPURE. Details of such applications will be disclosed in confidence by WYATT to ELECTROPURE and ELECTROPURE will be granted exclusive rights thereto for their continuing work in drinking water monitoring systems if and when such patents may issue.

           OTHER INTELLECTUAL PROPERTY OF IMPORTANCE TO THIS TRANSFER

An operating DAWN-B light scattering photometer for the development of waterborne particulate optical observables with software, spare parts, supplies, and accessories.

Small autoclave for sterilization purposes.

Miscellaneous laboratory equipment and supplies for handling pathogens and other microbial materials.

                                                          EXHIBIT 10.52; PAGE 19

                                   EXHIBIT "B"

                    OEM SUPPLY TERMS AND CONDITIONS AGREEMENT



RECITALS

This OEM Supply Terms & Conditions Agreement ("Supply Agreement") is entered into as of the 25th day of October 1997 (the "EFFECTIVE DATE") by and between ELECTROPURE, INC., a California Corporation ("ELECTROPURE") and WYATT TECHNOLOGY CORPORATION, a California Corporation ("WYATT"), with reference to the following facts:


1. Concurrently herewith, the Parties have entered into a TECHNOLOGY TRANSFER AGREEMENT upon the terms and conditions set forth therein (the "TECHNOLOGY TRANSFER AGREEMENT" or "TTA") .This Supply Agreement is intended as an Exhibit to and should be read in conjunction with such TTA.

2. Accordingly, it is a condition precedent of this OEM Supply Terms & Conditions that Phase I of Exhibit "C" has been successfully completed, and confirmation of that completion will be made by ELECTROPURE to WYATT.

3. Assuming the above conditions are met, ELECTROPURE will purchase its requirements for the LICENSED PRODUCT(S) from WYATT for incorporation into its integrated Drinking Water Monitoring System(s) -under circumstances conforming to the OEM certification set forth in ss. 2 hereof and according to the terms generally contained herein.

NOW THEREFORE, in consideration of these promises and of the mutual agreements and covenants herein set forth, the parties hereby agree as follows:

1. Definitions. Terms used in this Agreement with capital letters without definition shall have the meaning ascribed thereto in the TTA. In addition, the following terms shall have the meanings assigned to them below whenever they are used in this Agreement. Except where the context otherwise requires, words imparting the singular number shall include the plural number and vice versa; words denoting any gender shall include all genders; words denoting persons shall include bodies corporate, and vice versa.

1.1 "Original Manufacture" means the original manufacture of the Optical Read Heads (" OPTICAL PRODUCT(S) ") for sale and installation by ELECTROPURE into the Drinking Water Monitoring System(s)in the course of the original manufacture of such equipment by ELECTROPURE. This manufacture would begin after the three year period during which time WYATT would reserve the exclusive right to all manufacturing at the terms described in the TTA.

                                                         EXHIBIT 10.52; PAGE 20

1.2 "Optical Product" shall mean the original manufacture by WYATT of the Optical Read Heads for purchase and installation by ELECTROPURE into the Drinking Water Monitoring System(s) (the "Licensed Products"). Subject to the provisions of ss. 2 and ss. 7 hereof, WYATT expressly retains the right to manufacture the OPTICAL PRODUCT for sale to ELECTROPURE in accordance with the terms and conditions of this Supply Agreement.

1.3 "Contract Year" means each twelve month period following the Effective Date of this AGREEMENT.

1.4 "Net Selling Price" shall mean the gross selling price of a Drinking Water Monitoring System and/or Licensed Products such as spare parts provided by ELECTROPURE for sale, lease, rent, etc. to End-Users and/or Resellers inclusive of such price escalation costs as are paid to Electropure by such purchasers and exclusive of any freight and transport charges, taxes and excise and customs duties, governmental charges applicable to sales and packages, insurance, packaging costs, bona fide trade and cash discounts, allowance for returns, giveaways, promotions or replacements.

2. MANUFACTURE, PURCHASE AND SALE OF THE LICENSED PRODUCT(S).

For a period of three (3) years commencing with the EFFECTIVE DATE of this Supply Agreement, WYATT agrees to manufacture and sell, and ELECTROPURE agrees to purchase, the LICENSED PRODUCT(S) from WYATT in accordance with the terms and conditions hereof. . Following such three (3) year period , ELECTROPURE may at its option manufacture all components of the Licensed Products, except the Optical Product (to which WYATT expressly retains all manufacturing rights), invite others to compete against WYATT, or continue to purchase such Licensed Products from WYATT under terms to be agreed upon by the parties.

        (a) All purchases of the LICENSED PRODUCT(S) pursuant to this Agreement shall be upon the terms and conditions specified in this Agreement, and such terms and conditions shall govern all purchases hereunder notwithstanding any inconsistent, conflicting or additional language as may exist on purchase orders, invoices, confirmations, order acknowledgments or other forms or communications of either WYATT or ELECTROPURE.

        (b) WYATT agrees that it shall affix to the packaging for or where practical to each unit of the LICENSED PRODUCT(S) a label, in form reasonably acceptable to ELECTROPURE, bearing the appropriate part number for the LICENSED PRODUCT(S) and patent markings as appropriate.

        (c) WYATT agrees that it will continue to make the LICENSED PRODUCT(S) available to ELECTROPURE for purchase during the effective period of this AGREEMENT, at the price specified in ss. 3(a) below. A complete list of all replaceable components and parts for the PRODUCT ("Spare Parts"), by part number and description, shall be provided to ELECTROPURE, and included as Schedule 1 to be supplied at a later date, as the same may be modified annually, after the initial term of this AGREEMENT, pursuant to ss. 3(b) below. WYATT shall maintain the capability of supplying Spare Parts, and shall sell the same to

                                                         EXHIBIT 10.52; PAGE 21

ELECTROPURE at the prices set forth on Schedule l and adjusted annually per ss. 3(b) below, for a period of five (5) years after the date of the last shipment of PRODUCT to ELECTROPURE. This clause shall survive termination of this AGREEMENT.

        (d) ELECTROPURE shall provide WYATT with annual purchase forecasts to be updated quarterly. Any change in a quarterly update of fifteen percent (15%) or more shall require a thirty (30) day notice and implementation period. WYATT agrees that it shall use its best efforts to meet ELECTROPURE's reasonable delivery requirements, provided that WYATT shall not be liable for damages arising out of a breach of this obligation due to causes beyond its reasonable control.

3.      OEM PURCHASE PRICES.

The final configuration of the OPTICAL PRODUCT at the EFFECTIVE DATE of this agreement is unknown. Its design and features will be developed during the development phases of this AGREEMENT per Exhibit "C" and Exhibit "D" of the TTA. There is a reasonably high probability that the design will be similar to the extant 18 angle DAWN-DSP read head in which case the prices are well known and listed below. In the event the read head design is to be submersible, such as described in the article by Wyatt and Jackson in J. Limnology and Oceanography 34, 96-112 (1989), the price could be up to $12,000 per unit higher than the prices listed below for the flow cell based DAWN-DSP read head structure.

(a) Subject to the foregoing provision, during the l term of this Supply AGREEMENT WYATT will sell the LICENSED PRODUCT(S) to ELECTROPURE at the following prices:

Cumulative Quantity (Units) Discounted U.S. Price for DAWN-DSP read heads.

        0-100       $ 18,000/unit
        101-200       15,000 /unit
        over 200      12,000 /unit

The Cumulative Quantity shall be over the term of this OEM Supply Terms & Conditions.

(b) In each subsequent year (after the initial term of this Agreement) WYATT shall be entitled to adjust such OEM Price, and the Spare Parts prices, by an amount to be negotiated by ELECTROPURE and WYATT, provided that any annual increase shall in no event be more than the percentage increase in each respective year, from the date hereof to the applicable anniversary date of this Agreement, in the Producer Price Index, Special Grouping for "Finished Goods Less Foods and Energy," published by the U.S. Department of Labor, Bureau of Labor Statistics using 1982 as Base 100 (or any other index which supersedes such index and is comparable thereto). Any sales, use, property or other similar tax which WYATT may be required to collect upon the sale and delivery of the LICENSED PRODUCT(S) shall be paid by ELECTROPURE in addition to the OEM purchase price herein provided for.

4.      DELIVERY, ACCEPTANCE AND PAYMENT.

                                                         EXHIBIT 10.52; PAGE 22

        (a) Delivery hereunder shall be F.O.B. Santa Barbara, California, and the OPTICAL PRODUCT(S) shall be packed for shipment and delivered to a common carrier to be selected by ELECTROPURE, at which time title and risk of loss shall pass to ELECTROPURE.

        (b) In the event that: a shipment of OPTICAL PRODUCT(S) or any portion thereof fails to conform to the specifications, test, and quality assurance procedures (to be specified by Amendment per ss.14.2 of the TTA), then ELECTROPURE shall be entitled to reject such shipment of OPTICAL PRODUCT(S) or the portion thereof that fails to so conform, as the case may be. ELECTROPURE shall communicate its rejection hereunder by written notice, given within twenty
(20) days following the date on which such shipment was delivered, specifying the grounds for such rejection. If no written notice of rejection is given by ELECTROPURE within said twenty (20) day period, the OPTICAL PRODUCT(S) shall be deemed to have been accepted. and to have conformed to such specifications. In the event of any such rejection, WYATT agrees to use its best efforts to cure such rejection or replace such nonconforming OPTICAL PRODUCT(S) within thirty
(30) days after receipt of written notice thereof In the event that the OPTICAL PRODUCT(S) are rejected by ELECTROPURE and are returned to WYATT, WYATT shall be responsible for any freight, customs, duties, insurance and other related costs incurred in transporting the OPTICAL PRODUCT(S) to WYATT, and also any costs incurred in supplying ELECTROPURE with replacement OPTICAL PRODUCT(S) which conform to the specifications, provided that the failure in conformance was due entirely to defective manufacture by WYATT.

        (c) Upon shipment of the OPTICAL PRODUCT(S) hereunder, WYATT shall be entitled to submit invoices therefor to ELECTROPURE. ELECTROPURE agrees to pay each invoice in full within forty-five (45) days of receipt for all deliveries accepted pursuant to ss. 4(b) hereof. Invoices shall be deemed to have been received three days following their being deposited in the U.S. mail, postage paid first class mail and addressed to ELECTROPURE.

5. PRODUCT MANUALS. WYATT will provide one English language set of all necessary information on installation, operation and service instruction for the OPTICAL PRODUCT to enable ELECTROPURE to produce the ELECTROPURE standard manual for its Drinking Water Monitoring System(s). WYATT hereby grants ELECTROPURE the right to use, modify, reproduce and distribute the aforementioned information as it deems appropriate without additional charge.

6. PRODUCT CHANGES. WYATT agrees to inform ELECTROPURE of any proposed changes to the OPTICAL PRODUCT prior to incorporation into the manufacture of the OPTICAL PRODUCT. Changes include but are not limited to specifications of materials, subassemblies and test procedures. ELECTROPURE approval of the proposed changes will be forthcoming within 30 days of receipt of the notification by WYATT, so long as the proposed changes have no effect on the ELECTROPURE Drinking Water Monitoring System(s)resulting from the project.

7.      MANUFACTURING RIGHTS

                                                         EXHIBIT 10.52; PAGE 23

        7.1 In the event WYATT experiences material difficulty (including without limitation a Force Majeur condition) in supplying the OPTICAL PRODUCT(S) either in sufficient quantity or at a consistent quality level, it will promptly notify ELECTROPURE of such difficulty. Examples of a material difficulty include the lack of sufficient facility space and/or equipment required to meet the current demand of orders received, the inability to manufacture, have manufactured or otherwise procure necessary components, the failure to meet agreed upon specifications for the OPTICAL PRODUCT, the incapacity or unavailability of key employees of WYATT, and the like. The parties will work together and use their reasonable best efforts to resolve the problem(s) causing the material difficulty, and WYATT may subcontract the right to manufacture the OPTICAL PRODUCT to ELECTROPURE on a temporary basis on terms to be reasonably agreed upon. Notwithstanding the parties efforts to resolve such problems, if the difficulty in supplying the PRODUCT continues for 60 days or more, ELECTROPURE shall have the right to manufacture (which shall include the right to subcontract the manufacture of) the OPTICAL PRODUCT, but only until such time as the problem(s) giving rise to the difficulty in supply shall cease.

        7.2 If ELECTROPURE assumes the manufacture of the OPTICAL PRODUCT as provided in Section 7.1, WYATT agrees to sufficiently train designated ELECTROPURE personnel and ELECTROPURE agrees to pay WYATT its reasonable expenses incurred in providing training. ELECTROPURE' designated personnel shall also have access to the drawings and other information provided to the Escrow Agent as set forth in Section 7.4.

        7.3 In the event of liquidation, declaration of bankruptcy, an assignment for benefit of creditors or the like by WYATT, whether the foregoing are the result of voluntary or involuntary acts, or if ownership of WYATT is transferred to a competitor of ELECTROPURE, then ELECTROPURE shall have the immediate and perpetual right to thereafter make, use and sell the PRODUCT as set forth herein, including, without limitation, the patent license contained in
Section 2 of the TTA.

        7.4 WYATT shall transfer within sixty (60) days of the successful conclusion of Phase II of the TTA (Exhibit "D"), a detailed set of drawings and other information such as a bill of materials and vendor listing, all of which is sufficient to enable ELECTROPURE to manufacture the OPTICAL PRODUCT, to Iron Mountain Records Management, Inc. (the "Escrow Agent") to be held in escrow. WYATT agrees to execute an agreement with the Escrow Agent having terms and conditions appropriate to carry out the intent of this provision. The conditions of release from escrow to ELECTROPURE shall be a written representation by ELECTROPURE to the Escrow Agent that conditions permitting ELECTROPURE to manufacture the OPTICAL PRODUCT as provided in Sections 7.1 or 7.3 shall have occurred and notice to WYATT thereof with the opportunity to object for a period of ten (10) days. The reasonable cost of reproducing such drawings and information will be borne by ELECTROPURE. Any updates or revisions to the manufacturing specifications will similarly be provided to the Escrow Agent as they become available. In the event the Escrow Agent declines or ceases acting as Escrow Agent hereunder, ELECTROPURE shall appoint a successor Escrow Agent, which successor must be an independent third party, and which is recognized regionally, nationally or among trade

                                                         EXHIBIT 10.52; PAGE 24

professionals as a capable escrow agent for the type of materials to be placed in escrow hereunder.

        7.5 In the event that ELECTROPURE obtains the right to make the OPTICAL PRODUCT, as provided in this ss. 7, ELECTROPURE agrees to pay WYATT a royalty of 3% of the net selling price of the ELECTROPURE Drinking Water Monitoring System(s)resulting from the Project, or $2500 per ELECTROPURE Drinking Water Monitoring System(s)sold which resulted from the Project, whichever is less.

        7.6 So long as WYATT continues its operations, WYATT also agrees to provide up to 15 man days of technical support at no additional cost to that set forth above to enable ELECTROPURE to carry out its manufacturing rights.

8. LIMITED OPTICAL PRODUCT(S) WARRANTY. WYATT warrants the LICENSED PRODUCT(S) against defects in materials and workmanship when used in accordance with the appropriate instructions for a period of fifteen (15) months from the date of shipment of the OPTICAL PRODUCT(S). WYATT MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED. THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The warranty provided herein and the data, specifications and descriptions of the OPTICAL PRODUCT(S) appearing in Exhibit "F" may not be altered except by express written agreement signed by an officer of WYATT and ELECTROPURE. Representations, oral or written, which are inconsistent with this warranty or such publications are not authorized and if given, should not be relied upon.

WYATT will repair or replace, at no cost to ELECTROPURE, all parts, components and subassemblies which become defective during the warranty period. The foregoing warranty shall not apply as to any defect resulting from abuse, misuse, or neglect by ELECTROPURE or by any third party.

For warranty replacement parts, WYATT shall be responsible for any freight, customs and duties, insurance and other related costs incurred in transporting the defective OPTICAL PRODUCT(S) to WYATT and also in supplying ELECTROPURE with PRODUCT which conforms to the test specifications in Exhibit "F". WYATT shall specify within forty-eight (48) hours of being notified of a claim hereunder the carrier and/or mode of return to WYATT for warranty repair or replacement.

9.      INDEMNITIES.

        (a) WYATT shall indemnify and hold ELECTROPURE harmless from any costs or expenses reasonably incurred by ELECTROPURE in connection with the sale or use of any ELECTROPURE product that results from the Project but only to the extent that such costs and expenses relate to (i) any assertion of infringement of patents, trademarks, trade names or rights of third parties associated with sale or use of the OPTICAL PRODUCT or any other rights transferred hereunder or under the TTA, or (ii) bodily injury or property damage resulting directly from the OPTICAL PRODUCT portion of the ELECTROPURE Drinking Water Monitoring System(s) resulting from the Project, provided, however, that no such indemnity shall be available to ELECTROPURE where ELECTROPURE has engaged in gross negligence or willful misconduct. In addition, WYATT assumes no liability from any interpretations, results, conclusions, or actions based on operation of the ELECTROPURE Drinking Water Monitoring

                                                         EXHIBIT 10.52; PAGE 25

System(s) resulting from the Project, provided, however, that no such indemnity shall be available to ELECTROPURE where ELECTROPURE has engaged in gross negligence or willful misconduct. In addition, WYATT assumes no liability from any interpretations, results, conclusions, or actions based on operation of the ELECTROPURE Drinking Water Monitoring System(s). If WYATT chooses to design around any such alleged infringement, WYATT shall provide ELECTROPURE with suitable technical assistance to render the OPTICAL PRODUCT non-infringing, provided however, that the same shall not reduce WYATT's indemnification obligations under this Section 9(a).

        (b) ELECTROPURE shall indemnify and hold WYATT harmless from any costs or expenses reasonably incurred by WYATT in connection with the sale or use of any ELECTROPURE Drinking Water Monitoring System(s) resulting from the Project incorporating the OPTICAL PRODUCT as follows: (i) with respect to intellectual property infringement, to the extent that such costs and expenses are not related to any assertion of infringement of patents, trademarks, trade names or rights of third parties associated with the sale or use of the OPTICAL PRODUCT or the rights transferred or licensed hereunder or under the TTA, and (ii) with respect to bodily injury and property damage, to the extent such bodily injury or property damage did not directly or indirectly result from the use of the OPTICAL PRODUCT portion of the ELECTROPURE Drinking Water Monitoring System(s), provided, however, that no such indemnity shall be available to WYATT where WYATT has engaged in gross negligence or willful misconduct.

        (c) No party shall have any obligation for claims under this Section 9 if the party seeking indemnification makes (i) any prejudicial admission or other communication regarding such claim or (ii) any settlement, without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnified party agrees to give the indemnifying party prompt notice of any such claim, and the indemnifying party shall have the right (but not the obligation) to defend any claim by any third party for which indemnity hereunder will be sought.


IN WITNESS WHEREOF, the parties have caused this Supply Agreement to be duly executed below.



By: /S/ PHILIP J. WYATT Date: 10/25/97   By: /S/ FLOYD PANNING  Date: 10/25/97
    -------------------                      -----------------


Wyatt Technology Corporation             Electropure, Inc.

802 E. Cota Street                       23251 Vista Grande, Suite A
Santa Barbara, CA  93103                 Laguna Hills, CA 92653

                                                         EXHIBIT 10.52; PAGE 26

                                      EXHIBIT "C"
                     DRINKING WATER SCREENING (LASERPURE) PROJECT

As this Exhibit forms the crux of the AGREEMENT, some of it will be in narrative form.

The Phase 1 project delineated herewith relates to an intense program of initial measurements, analyses, and market studies required to confirm that some elements of the proposed instrumentation, which will form an important element of ELECTROPURE's future business, will perform. In addition, it is anticipated that some proposal writing may be undertaken to insure the continuity of the programs should ELECTROPURE's capital raising activities be delayed.

The technology transferred has (at inception) two main areas for exploitation:
(1) Detection and early warning of dangerous particulate materials such as parasites and other organisms such as bacteria, viruses, spores, etc. Also included (for future programs) would be asbestos fibers and similar materials which pose a health hazard to the consumer. (2) Detection and early warning of dangerous soluble substances such as mutagens, carcinogens and metabolic poisons. The latter technology area has already been confirmed during a study by WYATT for the U. S. Army. This confirmation was the successful product of an earlier SBIR program performed by WYATT for the U. S. Army about a decade ago. Though successful, the concept was never commercialized. Several extant WYATT patents cover much of this material.

To make the latter area into a viable product line will require the development of specialized instrumentation for the implementation of the methods developed (and patented) under the Army program, market studies, and the establishment of a marketing plan, and some "missionary" work with the EPA to develop the enabling directives that would make the concepts and instrumentation required of all water consumer delivery agencies. While these markets may well represent the major opportunity (on a worldwide basis) for the future growth of ELECTROPURE's consumer market products, it would appear that the parasite detection concepts will be the easiest to develop and market initially. It is for these reasons that the initial emphasis will be in this area with ELECTROPURE's major responsibility being that of insuring that adequate funds are available for the program without delay.

PHASE 1A - Feasibility confirmation (funded by ELTP with equipment and technical support from WTC) of parasite detector.

        Objective: Confirm that multiangle light scattering (MALS) measurements of individual Cryptosporidium and Giardia cysts can be identified with a certainty > 90% in the presence of various background algal (algae) species. Use existing instrumentation and (some) software supplied by WYATT. Develop required software and analytical packages.

                                                         EXHIBIT 10.52; PAGE 27

The presence of these parasites in many drinking water sources in the U. S. poses a continuing threat to the health of consumers. Many such outbreaks are reported each year. The ultimate objective for ELECTROPURE will be to develop systems incorporating WYATT's detector and software systems capable of monitoring these two parasites at very low concentrations.

The proposed system would monitor the MALS properties of each particle passing through the detector region. Once the MALS measured data were available, a real time software program would examine the measurements and decide whether or not the particle was one of the two test parasites. A positive confirmation would be made only if the software considered the data unequivocal; otherwise no identification would be attempted. Of the particles chosen by the software to identify, 90% of such identifications must be correct for the proposed program to move forward. This 90% figure is a major objective. Should the classification scheme fall below this value, suitable statistical analyses will have to be initiated to examine the reliability of and risks associated with such lesser numbers

        Staffing: This project (and all subsequent related programs [if initiated] performed during the term of his employment) would be under the direction of Dr. Gregory M. Quist. Details of his hiring are listed below.

        Duration: Five months. During this period, the feasibility of the MALS detection concept will be confirmed.

        Financial Details:  Quist SALARY:  $11K per month
             BENEFITS:     HMO or equivalent for Quist and dependents,
                           $500K term insurance
             TITLE         (Temporary position): General Manager of ELECTROPURE
                           LASER Division.
             ADDITIONAL:   Aggregate of $20K for temporary staff and
                           up $5K travel over five month project feasibility study.
             STOCK OPTION: 300,000 shares at a 25% discount to
                           current market value for 6 years with a 5 year vesting schedule at 20% per year on the anniversary of the option.

        Facilities and equipment: All facilities for these studies will be at ELECTROPURE which will provide all secretarial, telephone, computers, utilities, etc., required to conduct such studies. WYATT will transfer to ELECTROPURE, at no cost, certain equipment as may be required throughout the five-month term, including, but not limited to instrumentation, autoclave, lab supplies, and available software. WYATT will provide also periodic consultations in accordance with terms of the Technology Transfer Agreement.

                                                        EXHIBIT 10.52; PAGE 28

        Ancillary activities: As the experiments and analytical software are being developed, a market validation program for the planned parasite detectors will be conducted. Its purpose is to determine the market size, sales method (sale vs. service contract, etc.), pricing, profitability, etc. From these data, a business plan will be developed. As soon as successful conclusions are established, a staffing strategy program will be started and suitable candidates identified.

        SBIR proposal: As time permits, an SBIR (small business innovative research program) proposal (20 pages) will be prepared and submitted (i) to provide augmented funds from the Federal Government; (ii) assist indirectly in familiarizing the appropriate Federal Agency (e. g. the EPA) of the on-going ELECTROPURE developments in this field; and (iii) provide and cultivate contacts within regulatory agencies such as EPA that will assist ELECTROPURE in the placement of early beta site systems and, eventually, make such equipment mandatory.


Upon the successful (>90%) completion of above within 5 months, Quist will receive a new employment agreement.


PHASE 1b Soluble toxicant screening program.

        Should the five month confirmation study prove only partially successful (i. e. less than a 90% correlation), then (at the mutual election of all parties) Dr. Quist would receive a new employment contract for an extended period to perform a market validation study of the WYATT patents and "know-how" as they relate to a viable business for the screening of drinking water supplies for the presence of dissolved toxins, viz. carcinogens, mutagens, and metabolic poisons. Quist would study also the equipment requirements for the commercialization of the screening concept. Once again, the funding of this sub-phase would be by ELECTROPURE. Quist benefits and stock option would continue.

                                                         EXHIBIT 10.52; PAGE 29

                                      EXHIBIT "D"


                           DRINKING WATER SCREENING PROJECT


                                        PHASE 2


This Phase describes the development, marketing and sales strategies following the successful confirmation of the parasite and/or toxicant detection programs of Phase 1. Details will be generated during the Phase 1 program.

                                                         EXHIBIT 10.52; PAGE 30


                                   EXHIBIT "E"


-------------------------------------------------------------------------------

               NON-DISTRIBUTION AND REGISTRATION RIGHTS AGREEMENT

-------------------------------------------------------------------------------


               THIS NON-DISTRIBUTION AND REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of October 25, 1997, by and between Electropure, Inc. ("Electropure") and Wyatt Technology Corporation ("Shareholder"), with respect to the following facts:

               Electropure has issued to Shareholder, pursuant to the terms of a Technology Transfer Agreement With License of even date, Two Million One Hundred Thousand (2,100,000) shares of Common Stock of Electropure (the "Stock").

               NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

         1. ISSUANCE OF THE SHARES. Electropure hereby issues the Stock to Shareholder, and Shareholder hereby accepts the Stock.

         2.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.
Shareholder represents and warrants to Electropure:

                 2.1 The Stock will be acquired by Shareholder for investment for an indefinite period, for Shareholder's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and Shareholder has no present intention of selling, granting participation in, or otherwise distributing the same expect as may be permitted by the Securities Act of 1933 as amended (the "Act").

                 2.2 Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to the Stock.

                 2.3 Shareholder understands that the Stock has not been registered under the Act, in reliance upon the exemptions from the registration provisions of the Act contained in Section 4 (1) thereof, and any continued reliance on such exemption is predicated on the representations of the Shareholder set forth herein.

                 2.4 Shareholder understands that the Stock must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Act, or an exemption from such registration is available. Shareholder further understands that Electropure is under no obligation to register the Stock on its behalf or to assist it in complying with any exemption from registration, except as provided in Section 3.1 hereof.

                2.5 Shareholder will not transfer the Stock without registering them under applicable federal or state securities laws unless the transfer is exempt from registration. Shareholder acknowledges

                                                         EXHIBIT 10.52; PAGE 31

that Electropure may not allow a transfer of Stock unless the transferee meets certain conditions. Shareholder understands that legends will be placed on certificates representing the Stock, with respect to the above restrictions on resale or other disposition of the Stock and that stop transfer instructions have or will be placed with respect to the Stock so as to restrict the assignment, resale or other disposition thereof.

                2.6 Electropure will direct its transfer agent to place such a stop transfer order in its books respecting transfer of the Stock, and the certificate or certificates representing the Stock will bear the following legend or a legend substantially similar thereto:

        "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER
        THE SECURITIES ACT OF 1993. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF: (1) AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER
        THAT ACT, OR (2) AN OPINION OF COUNSEL SATISFACTORY
        TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

               2.7 Shareholder understands that Rule 144, promulgated by the Securities and Exchange Commission under the Act, may not be currently available for sale of the Stock, and there is no assurance that it will be available at any particular time in the future. Such sales in reliance upon Rule 144 may only be (i) in limited quantities after the securities have been held for one (1) year after being issued by Electropure or an affiliate of Electropure, or (ii) in unlimited quantities by non-affiliates after the securities have been held for two (2) years after being issued by Electropure or an affiliate of Electropure, in each case in accordance with the conditions of the Rule, all of which must be met (including the requirement, if applicable, that adequate information concerning Electropure is then available to the public).

        3.     REGISTRATION RIGHTS.

               3.1 Electropure will file by November 15, 1997, a registration statement pursuant to the Act, to the end that up to, but no more than, Six Hundred Thirty Thousand (630,000) shares of the Stock (the "Shares") requested to be registered by the Shareholder may be sold under the Act and Electropure will use its best efforts to cause such registration to become effective and to continue to be effective (current) (including the taking of such steps as are necessary to obtain the removal of a stop order) for a period of nine (9) months from the effective date of the registration statement, or if shorter, until Shareholder has sold all of the Shares; provided, however, that Shareholder shall furnish Electropure with appropriate information (relating to Shareholder and the intention of Shareholder to sell the Shares) in connection therewith as Electropure shall reasonably request in writing; and provided further, that if the managing underwriter of any underwritten public offering then being contemplated by Electropure request that Shareholder delay any sales for up to sixty (60) days, Shareholder will delay such sale of the Shares for the period so requested by such underwriter. Shareholder may at any time request Electropure to deregister any Shares included in a registration statement under this Section 3.1.

                3.2 The following provision of this Section 3 shall also be applicable:

                                                         EXHIBIT 10.52; PAGE 32

                        A. Following the effective date of such registration statement, Electropure shall upon the request of Shareholder forthwith supply such a number of prospectuses meeting the requirements of the Act, as shall be requested by such owner to permit such holder to make a public offering of all the Shares from time to time offered or sold to such holder, provided that such holder shall from time to time furnish Electropure with such appropriate information (relating to Shareholder and Shareholder's intentions to sell the Shares) in connection therewith as Electropure shall request in writing. Electropure shall also use its best efforts to qualify the Shares for sale in such states as Shareholder shall reasonable designate, but in no case more than five (5) states.

                        B. Electropure shall bear the entire cost and expense of any registration of securities initiated by it under Section 3.1 hereof, notwithstanding that Shares may be included in any such registration. Shareholder shall, however, bear the fees of its own counsel and any registration fees, transfer taxes or underwriting discounts or commissions applicable to the Shares sold by it pursuant thereto.

                        C. Electropure shall indemnify and hold harmless such Shareholder and each underwriter, within the meaning of the Act, who may purchase from or sell for any such holder any Shares from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any post-effective amendment thereto under the Act or any prospectus included therein required to be filed or furnished by reason of this
Section 3 or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished or required to be furnished in writing to Electropure by Shareholder or underwriter expressly for use therein, which indemnification shall include each person, if any, who controls any such underwriter within the meaning of such Act; provided, however, that Electropure shall not be obliged so to indemnify any such underwriter or controlling person unless such underwriter shall at the same time indemnify Electropure, its directors, each officer signing the related registration statement and each person, if any, who controls Electropure within the meaning of such Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any prospectus required to be filed or furnished by reason of this Section 3 or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission based upon information furnished in writing to Electropure by any such underwriter expressly for use therein.

                        D. In the event counsel to Electropure issues its opinion that the Shares may, at the time of such proposed registration and sale under this Section 3.1 hereof, be sold by Shareholder under Rule 144 promulgated under the Act without limitation as to the amount of securities that may be sold, then, in such event, Electropure need not comply with the registration provision of this Section 3.1 hereof.

                        E. Neither the giving of any notice by any Shareholder nor the making of any request for prospectus shall impose upon Shareholder any obligation to sell any Shares.

                                                         EXHIBIT 10.52; PAGE 33

                        F. Notwithstanding any other provisions of this Section 3, Shareholders will limit his sales of the Shares pursuant to a registration statement to the minimum number of Shares needed to pay any federal and state income taxes associated with Shareholders entering into the Technology Transfer Agreement with License referred to above.

                        G. If Electropure fails to register the Shares requested by Shareholder by the time Shareholder has to pay, including any and all available extensions, the federal and state income taxes related to the Shareholder entering into the Technology Transfer Agreement with License and the issuance of the Stock, then Electropure shall pay any penalties and interest related to such federal and state income taxes (but not the taxes) for the period beginning on the due date for such respective payments and ending on the date the Shares request are covered for resale by the Shareholder in an effective and current registration statement.

        4. RIGHT OF FIRST REFUSAL. If Shareholder, prior to Electropure filing a registration statement covering the Shares under Section 3, proposes to engage in a bonafide sale, directly or indirectly, to an unaffiliated, bonafide third party, any or all of such Shares, then prior to taking any such action, Shareholder shall deliver to Electropure a statement in writing (the "Statement") setting forth (i) the date of the Statement (the "Statement Date"),
(ii) the manner in which the sale is proposed to occur including whether or not the Shares are intended to be sold in the over-the-counter market; (iii) the consideration for the sale, which if the sale is to take place in the over-the-counter market, shall be the mean between the average of the closing bid and asked prices for the Common Stock of Electropure for the ten (10) trading days prior to the date of the Statement, (iv) the purchaser's name, address and telephone number, if the sale is not in the over-the-counter market,
(v) the purchaser's willingness to supply any additional information about himself as may be reasonably requested by Electropure, if the sale is not in the over-the-counter market, and (vi) a copy of a legally binding offer to purchase, if the sale is not in the over-the-counter market. Electropure shall thereupon have the irrevocable and exclusive option, but not the legal obligation (the "Option") to purchase any or all of the Shares subject to the Option upon the same terms and conditions set forth in the Statement. The Option shall be exercisable by giving written notice by facsimile or e-mail or overnight delivery service (the "Option Notice") to Shareholder within two (2) business days following the date of the Statement, that Electropure elects to exercise the Option. Upon exercise of the Option, Shareholder shall have the obligation to consummate the sale on the terms set forth in the Statement and subject to the terms and conditions set forth in the Statement. Failure by Electropure to
(i) exercise the Option, (ii) to give the Option Notice or (iii) to tender the exercise price against the tender of the Shares duly endorsed for transfer with signature guarantees and free and clear of any liens, claims or encumbrances, shall be deemed an election by it not to exercise the Option. Shareholder shall tender the Shares to Electropure, duly endorsed with signature guarantees and free and clear of any liens, claims or encumbrances with ten (10) days of receipt of the Option Notice, and give Electropure two (2) business days advance written notice of the date of tender. Electropure may assign its rights under this Section 4 to a third party.


               5. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relating to such subject matter.

                                                         EXHIBIT 10.52; PAGE 34

               6. CHOICE OF LAW AND VENUE. This Agreement shall be governed by and construed under the laws of the State of California in force from time to time. Any proceeding arising out of this Agreement shall be brought in Orange County, California.

               7. ATTORNEY'S FEES. In any action to enforce this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs, including, without limitation, attorneys' fees.

               8 PARTIES BOUND.This Agreement is binding on and shall inure to the benefit of the parties and their respective successors, assigns, heirs, and legal representatives.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

        Electropure:         ELECTROPURE, INC.


                    BY:  /S/ FLOYD PANNING
                         -------------------------------------------------
                             NAME:          FLOYD PANNING
                             TITLE:         PRESIDENT
                             ADDRESS:       23251 VISTA GRANDE, SUITE A
                                            LAGUNA HILLS, CALIFORNIA 92653



        Shareholder:         WYATT TECHNOLOGIES CORPORATION


                    BY:  /S/ FLOYD PANNING
                         -------------------------------------------------
                             NAME:          PHIL WYATT
                             TITLE:         PRESIDENT
                             ADDRESS:       802 E. COTA STREET
                                            SANTA BARBARA, CALIFORNIA 93103